Exhibit 99.2

GAP INC. ANNOUNCES AN ADDITIONAL $1.5 BILLION

SHARE REPURCHASE PROGRAM

Brings Total Authorizations Since October 2004 to Nearly $6 Billion

Company Also Enters Into Agreements With Members of the Fisher Family

To Purchase Shares

SAN FRANCISCO – AUGUST 23, 2007 – Gap Inc.’s board of directors (NYSE: GPS) has authorized an additional $1.5 billion for the company’s ongoing share repurchase program, underscoring the company’s commitment to return excess cash to shareholders. With today’s announcement, the company’s repurchase authorizations total $5.75 billion since October of 2004.

In connection with this authorization, Gap Inc. also entered into purchase agreements with individual members of the Fisher family whose ownership represents approximately 17 percent of the company’s outstanding shares. Multiple Fisher family members and entities currently own approximately 34 percent of Gap Inc. shares.

The company expects that about $250 million (approximately 17 percent) of the $1.5 billion share repurchase program will be purchased from these Fisher family members. The shares will be purchased each month at the same weighted average market price that the company is paying for share repurchases in the open market. The company notes that the overall percentage of the company’s stock held by the Fisher family could fluctuate up or down or remain the same.

“Today’s announcement reflects Gap Inc.’s strong cash generation and ongoing commitment to return excess cash to shareholders,” said Byron Pollitt, executive vice president and chief financial officer of Gap Inc. “Members of the Fisher family have periodically sold stock since the company’s initial public offering in 1976 in the normal course of investor diversification. The Fishers hold three seats on our Board of Directors and remain active in their roles as shareholders and directors in ensuring the company achieves its long-term objectives.”

During the second quarter of fiscal year 2007, the company purchased 11 million shares for approximately $200 million, thereby completing a $750 million share repurchase authorization which was announced in August 2006. In total, the company has repurchased about 215 million shares for $4.25 billion since October 2004.

Forward-Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the company’s expectation that it will purchase approximately 17 percent of the $1.5 billion share repurchase program from members of the Fisher family.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program, and the risk that either the company or members of the Fisher family terminate the agreements.

These forward-looking statements are based on information as of August 23, 2007 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations:	Media Relations:
Evan Price	Kris Marubio
(415) 427-2161	(415) 427-1798

Greg Rossiter
(415) 427-2360